Exhibit 10.8



                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of October 7th, 2002 (the "Agreement"), by and between the Steve Madden Mens Wholesale division of Steven Madden, Ltd., a Delaware corporation ("the "Company") located at 52-16 Barnett Avenue, Long Island City, NY 11104 and Harry Chen, a resident residing at 10 Peachtree Drive, Montville, NJ 07045

                                   WITNESSETH:

         Whereas, the Executive and the Company desire to enter into this Agreement.

         Now, Therefore, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Effective as of the October 7th, 2002, this Original Agreement is hereby entered into as follows:

                  Section 1. Duties: During the term (as defined below), Executive shall serve as President of Madden Mens division of Steven Madden, Ltd. He shall report directly to the President of the Company. During the Term, the Executive shall have authority for the day-to-day management and operation of the Madden Mens division, subject to the supervision, authority, and control of the President of the Company, including, without limitation, the authority to engage and discharge employees and independent contractors within the division.

                  Section 2. Term of Employment: The term of Executive's employment, shall be commencing from January 1st, 2003 and ending June 30th, 2005.

                  Section 3.        Compensation Of Employee:

                           3.1 Base Salary: The Company shall pay to Executive
an annual base salary for his services hereunder of Two hundred fifty thousand dollars ($250,000) from January 1st, 2003 through June 30th, 2005, less such deductions as shall be required to be withheld by applicable law and regulations. Executive's base salary is hereinafter referred to as the "Base Salary". Executive's base salary shall be paid in substantially equal installments on a basis consistent with the Company's payroll practices for employees in similar positions.

                           3.2 Additional Compensation: Commission During every
fiscal year during the term, the Company shall pay Executive a commission of 1% of the quarterly reported net sales of the Steve Madden Mens Wholesale Division within 45 days of the end of each quarter.

                           3.3 Signing Bonus: The Company shall pay to the
Executive a one-time cash bonus equal to One Hundred Thousand dollars ($100,000) less all applicable withholdings, all of which shall be payable on January 1st, 2003.

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                           3.4 Options: Subject to shareholders approval,
100,000 stock options with a grant price of the fair market value on the date of the annual shareholders meeting to be held in 2003. These options shall vest quarterly over ten quarters, beginning with 20,000 options vesting on 6/30/2003 for 1st & 2nd quarter of 2003 and 10,000 vesting on the last day of each quarter thereafter, and vesting fully on 6/30/2005. These options shall be subject to terms and conditions at least as favorable to the Executive as options granted from time to time to any other employee of the Company.

         In addition to the above, subject to shareholder approval and subject to your continuous employment by the Company from the commencement date of this agreement through June 30, 2005, you shall receive 50,000 shares ("Cliff Vested Shares") of the Company's stock on June 30, 2005.

                           3.5. Additional Bonus: If Madden Mens opens a new
division with the assistance of the Executive, the Company will pay Executive 10% of the reported Net Income of such new division without any further compensation related to net sales of that division.

                           4. Expenses; Automobile Allowance: The Company shall
reimburse the Executive for all expenses incurred by him in the course of performance of his duties, including, but not limited to, travel, entertainment and promotional expenses. Reimbursement shall be made on a monthly basis, on presentation to the Company of documentation therefore as reasonably requested by The Corporation. The Executive shall be paid monthly automobile allowance of $700.00 per month.

                           5. Benefits, Vacations, Working Conditions: The
Executive will receive at least the same benefits as any other division Presidents at the Company, including but not limited to health insurance and vacations. The Executive shall be given an office and furnishing and be permitted to hire staff at a level at least equal to those of any other division President at the Company. In addition to any other benefits, the Company will provide counsel and pay all fees and indemnify the Executive from any loss, claim, or damages in the event any claim is made or legal proceeding brought against the Executive arising out of or in connection with the Company or his duties hereunder, other than by reason of Executive's breach of this Agreement or for any fraudulent conduct by Executive.

                           6. Covenant Not to Compete: Executive recognizes that
the service to be performed by him hereunder is special and unique. The Executive agrees that, in the event the Company terminates his employment for cause prior to the expiration of this agreement, for a period of 12 months following such termination, he shall not engage in or accept employment with any competitive business in the American Market, or with any business or entity which disturbs or sells products into the American Market for his special and unique services

                           7. Termination: If you terminate your relationship
with the Company voluntarily, or if the Company terminates your relationship with the Company for cause (defined as a criminal or dishonest act), prior to the expiration of the term, provided the Company is in compliance with this Agreement, you agree to forfeit and surrender the prorated portion of any unearned bonus and all unvested outstanding options from the date of

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termination. Bonuses and vesting will be prorated to the date of termination. If you employment is terminated without cause other than by your voluntary resignation, bonuses will continue to be paid and shares and options will continue to vest to you or your personal representative for the full term of and as provided in this Agreement.


                                                ACCEPTED & AGREED BY:


                                                /s/ HARRY CHEN
                                                --------------------------------
                                                HARRY CHEN




/s/ JAMIESON A. KARSON
--------------------------------
JAMIESON A. KARSON
CHIEF EXECUTIVE OFFICER
STEVEN MADDEN, LTD



/s/ ARVIND DHARIA
--------------------------------
ARVIND DHARIA
CHIEF FINANCIAL OFFICER
STEVEN MADDEN, LTD